As filed with the Securities and Exchange Commission on December 1, 2006

                                                Registration No. _______________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             SIGA Technologies, Inc.
             (Exact name of registrant as specified in its charter)

               Delaware                                13-3864870
   (State or Other Jurisdiction of         (I.R.S. Employer identification No.)
    Incorporation or Organization)

                              420 Lexington Avenue
                                    Suite 408
                            New York, New York 10170
                            (212) 672-9100 (Address,
                             including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive office)

                                   ----------

                               Thomas N. Konatich
                         Acting Chief Financial Officer
                             SIGA Technologies, Inc.
                              420 Lexington Avenue
                                    Suite 408
                            New York, New York 10170
                                 (212) 672-9100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                    COPY TO:

                            Thomas E. Constance, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                           1177 Avenue of the Americas
                            New York, New York 10036
                                 (212) 715-9100

      Approximate date of commencement of proposed sale to the public: From time to time as determined by the Selling Stockholders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum     Proposed Maximum
Title of Each Class of           Amount to be      Offering Price     Aggregate Offering      Amount of
Securities to be Registered       Registered          Per Unit              Price          Registration Fee
------------------------------------------------------------------------------------------------------------
common stock, par value
$.0001 per share..............     500,000 (1)       $  3.31 (2)        $  1,652,000          $ 176.82
------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events. This number represents the aggregate of 100,000 shares underlying warrants issued pursuant to a marketing representation agreement dated February 3, 2003, between SIGA and the Four Star Group, as well as 400,000 shares underlying warrants issued pursuant to a marketing representation agreement renewal dated March 1, 2004, between SIGA and the Four Star Group. In addition, this registration covers any additional indeterminate number of shares of common stock, which may become issuable as a result of anti-dilution provisions of the warrants.

(2) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum offering price per share is $3.31, which was the average high and low prices for SIGA's common stock as reported on the NASDAQ Capital Market on November 30, 2006.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Preliminary Prospectus, Subject to Completion, dated December 1, 2006

                                 500,000 SHARES

                             SIGA TECHNOLOGIES, INC.

                                  COMMON STOCK

                                   ----------

      Shares of common stock of SIGA Technologies, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling stockholders named in this prospectus. The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The market price of our common stock as of the close of business day on November 30, 2006, was $3.30 per share. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Our shares are traded on the NASDAQ Capital Market under the symbol "SIGA." Our principal executive offices are located at 420 Lexington Avenue, Suite 408, New York, New York 10170. Our telephone number is
(212) 672-9100.

                                   ----------

      Investing in the shares involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 6.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                   ----------

                 The date of this prospectus is December 1, 2006

                                TABLE OF CONTENTS

ABOUT SIGA TECHNOLOGIES, INC...................................................1

RISK FACTORS...................................................................6

ABOUT THIS PROSPECTUS.........................................................14

FORWARD-LOOKING STATEMENTS....................................................14

USE OF PROCEEDS...............................................................15

SELLING STOCKHOLDERS..........................................................16

PLAN OF DISTRIBUTION..........................................................16

LEGAL MATTERS.................................................................18

EXPERTS.......................................................................18

COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......18

ADDITIONAL INFORMATION........................................................18

INCORPORATION BY REFERENCE....................................................19

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS..............................20

SIGNATURES....................................................................22

EXHIBIT INDEX.................................................................24

EXHIBIT 5.1...................................................................25

EXHIBIT 23.1..................................................................27

                          ABOUT SIGA TECHNOLOGIES, INC.

      We are a biotechnology company incorporated in Delaware on December 9, 1996. We aim to discover, develop and commercialize novel anti-infectives, antibiotics and vaccines for serious infectious diseases, including products for use in defense against biological warfare agents such as smallpox and arenaviruses (hemorrhagic fevers). Our lead product under development, SIGA-246, is an orally administered anti-viral drug that targets the smallpox virus. In December 2005, the FDA accepted our IND application for SIGA-246 and granted the program "Fast-Track" status. Fast Track programs of the FDA are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Our anti-viral programs are designed to prevent or limit the replication of the viral pathogen. Our anti-infectives programs are aimed at the increasingly serious problem of drug resistance. We are also working to develop a technology for the mucosal delivery of our vaccines which may allow the vaccines to activate the immune system at the mucus lined surfaces of the body -- the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts -- the sites of entry for most infectious agents.

                     Product Candidates and Market Potential

                SIGA Biological Warfare Defense Product Portfolio

      Anti-Smallpox Drug: Smallpox virus is classified as a Category A agent by the Center for Disease Control and Prevention ("CDC") and is considered one of the most significant threats for use as a biowarfare agent. While deliberate introduction of any pathogenic agent would be devastating, we believe the one that has greatest potential to harm the general U.S. population is smallpox. At present there is no effective drug with which to treat or prevent smallpox infections. To address this serious risk, SIGA scientists have identified a lead drug candidate, SIGA-246, which inhibits vaccinia, cowpox, ectromelia (mousepox), monkeypox, camelpox, and variola replication in cell culture but not other unrelated viruses. There might be several uses for an effective smallpox antiviral drug: prophylactically, to protect the non-immune who are at risk to exposure; therapeutically, to prevent disease or death in those exposed to smallpox; and last, as an adjunct treatment to the immunocompromised. SIGA scientists are also working on several other smallpox drug targets, including the viral proteinases, to develop additional drug candidates for use in combination therapy if necessary. In December 2005, the FDA approved our IND application for SIGA-246. We initiated a Phase I clinical trial in the second quarter of 2006. The Phase I human trials were performed at Advance Biomedical Research, Inc.'s clinical unit in Hackensack, New Jersey. The primary objective of the initial study was to evaluate the safety and tolerability of single escalating doses of SIGA-246 in healthy volunteers. In 2005, the drug demonstrated antiviral activity in various animal models of poxvirus disease, including the complete protection of golden ground squirrels from lethal doses of monkeypox virus. In October, 2006, we reported that the drug demonstrated 100% protection against human smallpox virus in a primate trial conducted at the federal Centers for Disease Control and Prevention. Further, in November 2006, we reported that the drug also demonstrated protection against monkeypox virus in a primate trial.

      Anti-Arenavirus Drug: Arenaviruses are hemorrhagic fever viruses that have been classified as Category A agents by the CDC due to the great risk that they pose to public health and national safety. Among the Category A viruses recognized by the CDC, there are four New World hemorrhagic fever arenaviruses (Junin, Machupo, Guanarito and Sabia viruses) for which there are no FDA approved treatments available. In order to meet this threat, SIGA scientists have identified a lead drug candidate, ST-294, which has demonstrated antiviral activity in cell culture assays against arenavirus pathogens. SIGA also has earlier stage programs in development against other hemorrhagic fever viruses, including Lassa virus, Lymphocytic choriomeningitis virus ("LCMV"), and Ebola. We believe that the availability of hemorrhagic fever virus antiviral drugs could address national and global security needs by acting as a deterrent and defense against the use of arenaviruses as weapons of bioterrorism.

Bacterial Commensal Vectors: Our scientists have developed methods that allow essentially any gene sequence to be expressed in Generally Regarded As Safe ("GRAS") gram-positive bacteria, with the foreign protein being displayed on the surface of the live recombinant organisms. Since organisms are inexpensive to grow and are very stable, this technology affords the possibility of rapidly producing live recombinant vaccines against any variety of biological agents that might be encountered, such as Bacillus anthracis ("anthrax") or smallpox. SIGA scientists are working to develop an alternative vaccine with improved safety for use in preventing human disease caused by pathogenic orthopoxviruses such as variola virus. To accomplish this goal we are utilizing our newly-developed BCV (bacterial commensal vector) technology. BCV utilizes gram-positive commensal bacteria, such as Streptococcus gordonii, ("S. Gordonii") to express heterologous antigens of interest, either in secreted form or attached to its external surface. Phase I human clinical trials indicate that this S. Gordonii strain is safe and well-tolerated in humans. In several different animal model systems, S. Gordonii has been shown to efficiently express various antigens and elicit protective immune responses (cellular, humoral and mucosal). However, these trials are not a predictor of future success.

      Surface Protein Expression ("SPEX/PLEX") System: Our scientists have harnessed the protein expression pathways of gram-positive bacteria and turned them into protein production factories. Using our proprietary SPEX or PLEX systems, we can produce foreign proteins at high levels in the laboratory for use in subunit vaccine formulations or other therapeutic applications. Furthermore, we can envision engineering these bacteria to colonize the mucosal surfaces of soldiers and/or civilians and secrete therapeutic molecules -- e.g. anti-toxins that protect against aerosolized botulism toxin.

      Antibiotics: To combat the problems associated with emerging antibiotic resistance, our scientists are developing drugs designed to address a new target -- the bacterial adhesion organelles. Specifically, by using novel enzymes required for the transport and/or assembly of the proteins and structures that bacteria require for adhesion or colonization, we are developing new classes of broad spectrum antibiotics. This may prove useful in providing prompt treatment to individuals encountering an unknown bacterial pathogen in the air or food supply.

                     Market for Biological Defense Programs.

      The Department of Homeland Security ("DHS") appropriation bill signed by President Bush on October 1, 2003 created a discretionary reserve of $5.6 billion to fund Project BioShield for a period of 10 years (www.aamc.org/advocacy/library/laborhhs/labor0022.htm). $3.4 billion may be obligated during the first 5 years of the bill, and was included in the United States government's budgets for fiscal 2004 and 2005 (www.whitehouse.gov/omb/budget/fy2006/tables.html). The remainder is reserved for the last 5 years of the bill. Project BioShield was introduced to encourage pharmaceutical and biotechnology companies to develop bioterrorism countermeasures. One of the major concerns in the field of biological warfare agents is smallpox -- although declared extinct in 1980 by the World Health Organization ("WHO"), there is a threat that a rogue nation or a terrorist group may have an illegal inventory of the virus that causes smallpox. It is generally believed that the only legal inventories of the virus are held under extremely tight security at the CDC in Atlanta, Georgia and at a laboratory in Russia. As a result of this threat, the U.S. government has announced its intent to allocate significant expenditures to find a way to counteract the virus if turned loose by terrorists or on a battlefield.

Although enough smallpox vaccine exists to vaccinate the entire U.S. population, a number of issues exist. There is no proven safe and effective treatment for smallpox. According to the Center for Disease Control, vaccination after exposure to the smallpox virus offers some benefit; however, after 7 days post exposure, the benefit is significantly limited. In addition, side effects can be serious in approximately 1,000 out of every million people receiving a smallpox vaccination. Up to 52 people out of every million vaccinated would be expected to experience life threatening reactions, with 1 to 2 people per million expected to die. Importantly, existing smallpox vaccines are contraindicated in immunosupressed individuals and in individuals with immunosupressed family members. This contraindication translates into approximately 30 percent of the U.S. population that cannot be vaccinated against smallpox without taking on significant health risks. There are two medications that may help persons who have adverse reactions to the vaccination: vaccinia immune globulin (VIG) and cidofovir. Although used extensively in the past, VIG has been shown in controlled studies to not be effective. The antiviral drug, cidofovir, licensed for treatment of CMV retinitis has demonstrated activity against pox viruses. It is currently available under treatment IND in the event of adverse reactions to smallpox vaccine where VIG is not efficacious.

      The FDA amended its regulations, effective June 30, 2002, so that certain new drug and biological products used to reduce or prevent the toxicity of chemical, biological, radiological, or nuclear substances may be approved for use in humans based on evidence of effectiveness derived only from appropriate animal studies and any additional supporting data. We believe that this change could make it possible for us to have our products which have been found to be effective in animal studies to be approved for sale within a relatively short time.

                       SIGA Antibiotics Product Portfolio

      Our anti-infectives program is targeted principally at drug-resistant bacteria and hospital-acquired infections. According to estimates from the CDC, approximately two million hospital-acquired infections occur each year in the United States. Our anti-infectives approaches aim to block the ability of bacteria to attach to and colonize human tissue, thereby blocking infection at the first stage in the infection process. By comparison, antibiotics available today act by interfering with either the structure or the metabolism of a bacterial cell, affecting its ability to survive and to reproduce. No currently available antibiotics target the attachment of a bacterium to its target tissue. We believe that by preventing attachment, the bacteria should be readily cleared by the body's immune system. SIGA has Gram-positive, Gram-negative and broad spectrum antibiotic technologies.

                        SIGA Antivirals Product Portfolio

      SIGA currently has the following antiviral programs which are in various stages of development, ranging from initial research and screening to initiation of Phase I human clinical trials: smallpox antiviral, New World Arenavirus antiviral, Old World Arenavirus antiviral, Filovirus (Ebola & Marburg) antivirals, Dengue Fever virus antiviral, and Bunyavirus antivirals. Currently there are no approved antivirals available against any of these viruses.

                       Market for Anti-infective Programs

      There are currently approximately 83 million prescriptions written for antibiotics annually in the U.S (www.iatrogenic.org/library/antibioticlib.html) and it is estimated that the worldwide market for antibiotics was worth approximately $23.7 billion in 2004 (www.pharmaprojectsplus.com). Although our products are too early in development to make accurate assessments of how well they might compete, if successfully developed and marketed against other products currently existing or in development at this time, the successful capture of even a relatively small global market share could lead to a large dollar volume of sales. Some of the antivirals that SIGA is developing are for biowarfare agents and the market for that area is currently unknown; however, there is funding available to purchase these drugs in Project Bioshield as well as through the DoD. Markets for the other antiviral programs at SIGA vary widely depending on the virus and where they are endemic. Each of these programs will be assessed on an individual basis as it approaches the New Drug Application stage.

                                   Technology

      Antiviral Technology-Two Approaches: SIGA has two approaches to the discovery and development of new antiviral compounds: rational drug design and high-throughput screening ("HTS"). For rational drug design, SIGA applies advanced receptor structure-based Virtual Ligand Screening technology for ligand/inhibitor discovery. The analysis of the structure reveals potentially "drugable" pockets. The


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

technology allows us to utilize the three-dimensional structure of the target receptor to screen large virtual compound collections, as well as databases of commercially available compounds, and prioritize them for subsequent experimental validation. Rational drug design is also used to develop structure activity relationships and lead optimization.

      For HTS, SIGA uses whole cell virus inhibition assays, pseudotype virus inhibition assays, as well as validated target biochemical assays. SIGA currently has an in-house compound library consisting of 200,000 small molecules that is utilized for screening in these various assays. This strategy allows for both target specific and target neutral screening and identification of novel antiviral compounds. Compounds are also screened for toxicity in various cell lines to develop a therapeutic index ("TI"), which is the concentration that the compound is toxic to 50% of the cells (CC50) divided by the concentration of compound required to inhibit 50% of the virus (EC50) (TI=CC50/EC50). Once hits are identified with an acceptable TI, they are selected for chemical optimization and proceed in to the antiviral drug development pipeline.

           Vaccine Technologies: Mucosal Immunity and Vaccine Delivery

      Using proprietary technology licensed from Rockefeller University (Rockefeller), SIGA is developing specific commensal bacteria ("commensals") as a means to deliver mucosal vaccines. Commensals are harmless bacteria that naturally occupy the body's surfaces with different commensals inhabiting different surfaces, particularly the mucosal surfaces. Our vaccine candidates use genetically engineered commensals to deliver antigens for a variety of pathogens to the mucosal immune system. When administered, the genetically engineered commensals colonize the mucosal surface and replicate. By activating a local mucosal immune response, our vaccine candidates are designed to prevent infection and disease at the earliest possible stage, as opposed to most conventional vaccines which are designed to act after infection has already occurred.

      By using an antigen unique to a given pathogen, the technology may potentially be applied to any infectious agent that enters the body through a mucosal surface. Our scientists have expressed and anchored a variety of viral and bacterial antigens on the outside of S. Gordonii, including the M6 protein from group A streptococcus, a group of organisms that causes a range of diseases, including strep throat, necrotizing fasciitis, impetigo and scarlet fever. In addition, proteins from other infectious agents, such as HIV and human papilloma virus, have also been expressed using this system. We believe this technology will enable the expression of most antigens regardless of size or shape. In animal studies, we have found that the administration of a genetically engineered S. Gordonii vaccine prototype induces both a local mucosal immune response and a systemic immune response.

              Surface Protein Expression Systems ("SPEX" & "PLEX")

      The ability to overproduce many bacterial and human proteins has been made possible through the use of recombinant DNA technology. The introduction of DNA molecules into Escherichia coli ("E. coli") has been the method of choice to express a variety of gene products, because of this bacterium's rapid reproduction and well-understood genetics. Yet, despite the development of many efficient E. coli-based gene expression systems, the most important concern continues to be associated with subsequent purification of the product. Recombinant proteins produced in this manner do not readily cross E. coli's outer membrane, and as a result, proteins must be purified from the bacterial cytoplasm or periplasmic space. Purification of proteins from these cellular compartments can be very difficult. Frequently encountered problems include low product yields, contamination with potentially toxic cellular material (i.e., endotoxin) and the formation of large amounts of partially folded polypeptide chains in non-active aggregates termed inclusion bodies.

To overcome these problems, we have taken advantage of our knowledge of Gram-positive bacterial protein expression and anchoring pathways. This pathway has evolved to handle the transport of surface proteins that vary widely in size, structure and function. Modifying the approach used to create bacterial commensal mucosal vaccines, we have developed methods which, instead of anchoring the foreign protein to the surface of the recombinant Gram-positive bacteria, result in it being secreted into the surrounding medium in a manner which is readily amenable to simple batch purification. We believe the advantages of this approach include the ease and lower cost of Gram-positive bacterial growth, the likelihood that secreted recombinant proteins will be folded properly, and the ability to purify recombinant proteins from the culture medium without having to disrupt the bacterial cells and liberating cellular contaminants. Gram-positive bacteria may be grown simply in scales from those required for laboratory research up to commercial mass production. Recent developments in the construction of these recombinant bacteria have resulted in a plasmid-based expression system ("PLEX"), in which engineered genetic elements (plasmids) are cloned into commensal bacteria for protein production. This system allows for higher protein production levels than the original SPEX constructs. In addition, the PLEX and SPEX systems may be used in concert, enabling greater flexibility in protein secretion for purification or for surface expression of multiple proteins, e.g. for multi-component combination vaccines.

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk, and you should be able to bear losing your entire investment. You should carefully consider the risks presented by the following factors.

      This prospectus contains forward-looking statements and other prospective information relating to future events. These forward-looking statements and other information are subject to risks and uncertainties that could cause our actual results to differ materially from our historical results or currently anticipated results including the following:

We have incurred operating losses since our inception and expect to incur net losses and negative cash flow for the foreseeable future.

      We incurred net losses of approximately $5.6 million for the nine months ended September 30, 2006, and $2.3 million, $9.4 million, and $5.3 million for the years ended December 31, 2005, 2004, and 2003, respectively. As of December 31, 2005, 2004 and 2003, our accumulated deficit was approximately $46.5 million, $44.2 million and $34.8 million, respectively. We expect to continue to incur significant operating expenditures. We will need to generate significant revenues to achieve and maintain profitability.

      We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected. Because our strategy might include acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

Our business will suffer if we are unable to raise additional equity funding.

      We continue to be dependent on our ability to raise money in the equity markets. There is no guarantee that we will continue to be successful in raising such funds. If we are unable to raise additional equity funds, we may be forced to discontinue or cease certain operations. We currently have sufficient operating capital to finance our operations beyond the next twelve months. Our annual operating needs vary from year to year depending upon the amount of revenue generated through grants and licenses and the amount of projects we undertake, as well as the amount of resources we expend, in connection with acquisitions all of which may materially differ from year to year and may adversely affect our business.

Our stock price is, and we expect it to remain, volatile, which could limit investors' ability to sell stock at a profit.

      The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

o publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

o delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

o     achievement or rejection of regulatory approvals by our competitors or us;

o announcements of technological innovations or new commercial products by our competitors or us;

o     developments concerning proprietary rights, including patents;

o     developments concerning our collaborations;

o     regulatory developments in the United States and foreign countries;

o     economic or other crises and other external factors;

o period-to-period fluctuations in our revenues and other results of operations;

o     changes in financial estimates by securities analysts; and

o     sales and short selling activity of our common stock.

      Additionally, because there is not a high volume of trading in our stock, any information about SIGA in the media may result in significant volatility in our stock price.

      We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

      In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

We are in various stages of product development and there can be no assurance of successful commercialization.

      In general, our research and development programs are at an early stage of development. To obtain FDA approval for our biological warfare defense products we will be required to perform two animal models and provide animal and human safety data. Our other products will be subject to the approval guidelines under FDA regulatory requirements which include a number of phases of testing in humans.

      The FDA has not approved any of our biopharmaceutical product candidates. Any drug candidates developed by us will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure our approach to drug discovery will be effective or will result in the development of any drug. We cannot expect that any drugs resulting from our research and development efforts will be commercially available for many years, if at all.

      We have limited experience in conducting pre-clinical testing and clinical trials. Even if we receive initially positive pre-clinical or clinical results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional pre-clinical testing or human clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can:

o     be safe, non-toxic and effective;

o     otherwise meet applicable regulatory standards;

o     receive the necessary regulatory approvals;

o     develop into commercially viable drugs;

o     be manufactured or produced economically and on a large scale;

o     be successfully marketed;

o     be reimbursed by government and private insurers; and

o     achieve customer acceptance.

      In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights that we are not aware of, or third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

Most of our immediately foreseeable future revenues are contingent upon grants and contracts from the United States government and collaborative and license agreements and we may not achieve sufficient revenues from these agreements to attain profitability.

      Until and unless we successfully make a product, our ability to generate revenues will largely depend on our ability to enter into additional collaborative agreements, strategic alliances, research grants, contracts and license agreements with third parties and maintain the agreements we currently have in place. Substantially all of our revenues for the years ended December 31, 2005, 2004 and 2003, respectively, were derived from revenues related to grants, contracts and license agreements. The majority of our current revenue is derived from contract work being performed for the NIH under two major grants and a contract, all of which are scheduled to expire in September 2009, and contracts with the U.S. Air Force which expire November 2007. These agreements are for specific work to be performed under the agreements and could only be canceled by the other party thereto for non-performance. We may not earn significant milestone payments under our existing collaborative agreements until our collaborators have advanced products into clinical testing, which may not occur for many years, if at all.

      We have material agreements with the following collaborators:

  o National Institutes of Health. Under our collaborative agreement with the NIH we have received SBIR Grants totaling approximately $10.8 million in 2006. The term of these grants expire in September 2009. We have also received a three year, $16.5 million contract from the NIH, also expiring in September 2009. We are paid as the work is performed and the agreement can be cancelled for non-performance. If terminated, we would have to find another source of funds to continue to conduct the trials. We are current in all our obligations under our agreements.

  o United States Air Force. In November 2006 we received two contracts from the USAF for a total of $2.3 million. The contracts expire in November 2007. We are current in all our obligations under our agreements.

  o United States Army Medical Research and Material Command. In September 2005 we entered into a $3.2 million, one year contract with the USAMRMC. The agreement, for the rapid identification and treatment of anti-viral diseases, is funded through the USAF. It is anticipated that our efforts will aid the USAF Special Operations Command in its use of computational biology to design and develop specific countermeasures against biological threat agents Smallpox and Adenovirus. We are current in all our obligations under our agreement.

  o United States Army Medical Research Acquisition Activity. In December 2002, we entered into a four year contract with USAMRAA to develop a drug to treat Smallpox. We are current in all our obligations under our agreement.

  o Rockefeller University. The term of our agreement with Rockefeller is for the duration of the patents and a number of pending patents. As we do not currently know when any patents pending or future patents will expire, we cannot at this time definitively determine the term of this agreement. The agreement can be terminated earlier if we are in breach of the provisions of the agreement and do not cure the breach in the allowed cure period. We are current in all obligations under the contract.

  o Oregon State University. OSU is a signatory of our agreement with Rockefeller. The term of this agreement is for the duration of the patents and a number of pending patents. As we do not currently know when any patents pending or future patents will expire, we cannot at this time definitively determine the term of this agreement. The agreement can be terminated earlier if we are in breach of the provisions of the agreement and do not cure the breach in the allowed cure period. We are current in all obligations under the contract. We have also entered into a subcontract agreement with OSU for us to perform work under a grant OSU has from the NIH.

      The subcontract agreement was renewable annually and the current terms expired on August 31, 2003. Work on this agreement was completed in 2003.

  o Washington University. We have licensed certain technology from Washington under a non-exclusive license agreement. The term of our agreement with Washington is for the duration of the patents and a number of pending patents. As we do not currently know when any patents pending or future patents will expire, we cannot at this time definitively determine the term of this agreement. The agreement cannot be terminated unless we fail to pay our share of the joint patent costs for the technology licensed. We have currently met all our obligations under this agreement.

  o Regents of the University of California. We have licensed certain technology from Regents under an exclusive license agreement. We are required to pay minimum royalties under this agreement. We have currently met all our obligations under this agreement.

  o TransTech Pharma, Inc. Under our collaborative agreement with TransTech Pharma, a related party, TransTech Pharma is collaborating with us on the discovery, optimization and development of lead compounds to certain therapeutic agents. We and TransTech Pharma have agreed to share the costs of development and revenues generated from licensing and profits from any commercialized products sales. The agreement will be in effect until terminated by the parties or upon cessation of research or sales of all products developed under the agreement. We are current in all obligations under this agreement.

The biopharmaceutical market in which we compete and will compete is highly competitive.

      The biopharmaceutical industry is characterized by rapid and significant technological change. Our success will depend on our ability to develop and apply our technologies in the design and development of our product candidates and to establish and maintain a market for our product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than us. Competitors may develop products or other technologies that are more effective than any that are being developed by us or may obtain FDA approval for products more rapidly than us. If we commence commercial sales of products, we still must compete in the manufacturing and marketing of such products, areas in which we have no experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. Two companies with similar profiles are VaxGen, Inc., which is developing vaccines against anthrax, Smallpox and HIV/AIDS; and Avant Immunotherapeutics, Inc., which has vaccine programs for agents of biological warfare.

Because we must obtain regulatory clearance to test and market our products in the United States, we cannot predict whether or when we will be permitted to commercialize our products.

      A pharmaceutical product cannot be marketed in the U.S. until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Pharmaceutical products typically take many years to satisfy regulatory requirements and require the expenditure of substantial resources depending on the type, complexity and novelty of the product.

      Before commencing clinical trials in humans, we must submit and receive clearance from the FDA by means of an IND application. Institutional review boards and the FDA oversee clinical trials and such trials:

  o must be conducted in conformance with the FDA's good laboratory practice regulations;

  o   must meet requirements for institutional review board oversight;

  o   must meet requirements for informed consent;

  o   must meet requirements for good clinical and manufacturing practices;

  o   are subject to continuing FDA oversight;

  o   may require large numbers of test subjects; and

  o may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

      Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data we obtain from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. Additionally, we have limited experience in conducting and managing the clinical trials and manufacturing processes necessary to obtain regulatory clearance.

      If regulatory clearance of a product is granted, this clearance will be limited only to those states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

If our technologies or those of our collaborators are alleged or found to infringe the patents or proprietary rights of others, we may be sued or have to license those rights from others on unfavorable terms.

      Our commercial success will depend significantly on our ability to operate without infringing the patents and proprietary rights of third parties. Our technologies, along with our licensors' and our collaborators' technologies, may infringe the patents or proprietary rights of others. If there is an adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office, then we, or our collaborators and licensors, could be subjected to significant liabilities, required to license disputed rights from or to other parties and/or required to cease using a technology necessary to carry out research, development and commercialization. At present we are unaware of any or potential infringement claims against our patent portfolio.

      The costs to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to us or one of our licensors or collaborators may have a material adverse effect on us. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties, if we participate in patent suits brought against or initiated by our licensors or collaborators or if we initiate such suits. We may not have sufficient funds or resources in the event of litigation. Additionally, we may not prevail in any such action.

      Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to us or our collaborators and limit our ability or that of our collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, we, our licensors or our collaborators may be legally prohibited from researching, developing or commercializing of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We, our licensors and/or our collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

      In addition, like many biopharmaceutical companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. We and/or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

Our ability to compete may decrease if we do not adequately protect our intellectual property rights.

      Our commercial success will depend in part on our and our collaborators' ability to obtain and maintain patent protection for our proprietary technologies, drug targets and potential products and to effectively preserve our trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the type and breadth of claims allowed in these patents.

      We have licensed the rights to eight issued U.S. patents and three issued European patents. These patents have varying lives and they are related to the technology licensed from Rockefeller University for the Strep and Gram-positive products. We have one additional patent application in the U.S. and one application in Europe relating to this technology. We are joint owner with Washington University of seven issued patents in the U.S. and one in Europe. In addition, there are four co-owned U.S. patent applications. These patents are for the technology used for the Gram-negative product opportunities. We are also exclusive owner of one U.S. patent and three U.S. patent applications. One of these U.S. patent applications relates to our DegP product opportunities.

      We included a summary of out patent  positions  as of December 31, 2005 in
Part I, Item 1 of our Annual report on Form 10-K for the year ended December 31, 2005.

      We also rely on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require our employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements may not provide meaningful protection for our trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.

We may have difficulty managing our growth.

      We expect to experience growth in the number of our employees and the scope of our operations. This future growth could place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems and to hire, train and manage our employees.

Our activities involve hazardous materials and may subject us to environmental regulatory liabilities.

      Our biopharmaceutical research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages, and this liability could exceed our resources. The research and development activities of our company do not produce any unusual hazardous products. We do use small amounts of 32P, 35S and 3H, which are stored, used and disposed of in accordance with Nuclear Regulatory Commission ("NRC") regulations. We maintain liability insurance in the amount of approximately $5,000,000 and we believe this should be sufficient to cover any contingent losses.

      We believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material additional capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with current or future environmental laws and regulations.

Our potential products may not be acceptable in the market or eligible for third party reimbursement resulting in a negative impact on our future financial results.

      Any products successfully developed by us or our collaborative partners may not achieve market acceptance. The antibiotic products which we are attempting to develop will compete with a number of well-established traditional antibiotic drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our products will depend on a number of factors, including:

  o the establishment and demonstration in the medical community of the clinical efficacy and safety of such products,

  o the potential advantage of such products over existing treatment methods, and

  o   reimbursement policies of government and third-party payors.

      Physicians, patients or the medical community in general may not accept or utilize any products that we or our collaborative partners may develop. Our ability to receive revenues and income with respect to drugs, if any, developed through the use of our technology will depend, in part, upon the extent to which reimbursement for the cost of such drugs will be available from third-party payors, such as government health administration authorities, private health care insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third-party payors are increasingly disputing the prices charged for pharmaceutical products. If third-party reimbursement was not available or sufficient to allow profitable price levels to be maintained for drugs developed by us or our collaborative partners, it could adversely affect our business.

If our products harm people, we may experience product liability claims that may not be covered by insurance.

      We face an inherent business risk of exposure to potential product liability claims in the event that drugs we develop are alleged to cause adverse effects on patients. Such risk exists for products being tested in human clinical trials, as well as products that receive regulatory approval for commercial sale. We may seek to obtain product liability insurance with respect to drugs we and/or or our collaborative partners develop. However, we may not be able to obtain such insurance. Even if such insurance is obtainable, it may not be available at a reasonable cost or in a sufficient amount to protect us against liability.

We may be required to perform additional clinical trials or change the labeling of our products if we or others identify side effects after our products are on the market, which could harm sales of the affected products.

      If we or others identify side effects after any of our products on the market, or if manufacturing problems occur:

  o   regulatory approval may be withdrawn;

  o reformulation of our products, additional clinical trials, changes in labeling of our products may be required;

  o changes to or re-approvals of our manufacturing facilities may be required;

  o   sales of the affected products may drop significantly;

  o   our reputation in the marketplace may suffer; and

  o   lawsuits, including class action suits, may be brought against us.

      Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

The manufacture of biotechnology products can be a time-consuming and complex process which may delay or prevent commercialization of our products, or may prevent our ability to produce an adequate volume for the successful commercialization of our products.

      Our management believes that we have the ability to acquire or produce quantities of products sufficient to support our present needs for research and our projected needs for our initial clinical development programs. The manufacture of all of our products will be subject to current Good Manufacturing Practices (GMP) requirements prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that we will be able to manufacture products, or have products manufactured for us, in a timely fashion at acceptable quality and prices, that we or third party manufacturers can comply with GMP, or that we or third party manufacturers will be able to manufacture an adequate supply of product.

Healthcare reform and controls on healthcare spending may limit the price we charge for any products and the amounts thereof that we can sell.

      The U.S. federal government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided in the U.S. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, the U.S. government may institute further controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we could collect from sales of any products. Uncertainties regarding future healthcare reform and private market practices could adversely affect our ability to sell any products profitably in the U.S. At present, we do not foresee any changes in FDA regulatory policies that would adversely affect our development programs.

The future issuance of preferred stock may adversely affect the rights of the holders of our common stock.

      Our certificate of incorporation allows our Board of Directors to issue up to 10,000,000 shares of preferred stock and to fix the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of these shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control.

Concentration of ownership of our capital stock could delay or prevent change of control.

      Our directors, executive officers and principal stockholders beneficially own a significant percentage of our common stock and preferred stock. They also have, through the exercise or conversion of certain securities, the right to acquire additional common stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring shareholder approval. Additionally, this concentration of ownership may have the effect of delaying or preventing a change in control of SIGA. At October 31, 2006, Directors, Officers and principal stockholders beneficially owned approximately 49.8% of our stock.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The prospectus relates to 500,000 shares of our common stock which may be issued under certain warrant agreements and which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the shares, including legal and accounting fees.

      The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

      This prospectus describes certain risk factors that you should consider before purchasing the shares. See "Risk Factors" beginning on page 6. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains or implies certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials,
(b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (d) SIGA may not be able to secure funding from anticipated government contracts and grants, (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection, for its products, (f) unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures and (g) regulatory approval for SIGA's products may require further or additional testing that will delay or prevent approval. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as of the date they are made, and except for any obligation under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

      Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended or planned.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the shares of common stock offered will be received by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

      The table below sets forth information regarding ownership of our common stock by the selling stockholders as of November 20, 2006, and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The rules of the Securities and Exchange Commission require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by such person that are exercisable within 60 days of November 30, 2006. As of November 30, 2006, 31,909,204 shares of our common stock were outstanding.

                                                                                            Securities Owned After
                                              Securities Owned Prior to Offering                 Offering (1)

                                         Shares of    Percent of        Shares of        Number of
                                          Common        Common        Common Stock       Shares of         Percent of
Name of Selling Stockholder               Stock          Stock       Offered Hereby     Common Stock      Common Stock
Cary L. Fields                            125,000        0.39%           125,000             --                0.0%
Bjorn J. Holubar                          375,000        1.18%           375,000             --                0.0%

      The information provided in the table above with respect to the selling stockholders has been obtained from such selling stockholders.

      The selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates.

      Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

      We have filed with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on the NASDAQ Capital Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) five years from the date on which this registration statement on Form S-3 becomes effective, or (ii) the date on which the selling stockholders have sold all of the shares of common stock.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o     ordinary   brokerage   transactions   and   transactions   in  which   the
      broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Kramer Levin Naftalis & Frankel LLP. Thomas E. Constance, a director of SIGA, is Chairman of Kramer Levin Naftalis & Frankel LLP, a law firm in New York City, which SIGA has retained to provide legal services.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                             ADDITIONAL INFORMATION

Government Filings.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

      We have filed with the SEC a registration statement on form S-3 to register the shares of common stock to be offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our common stock, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

Stock Market.

      Shares of our common stock are traded on the NASDAQ Capital Market.

                           INCORPORATION BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

      o     the Annual Report on Form 10-K for the year ended December 31, 2005;

      o the description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, dated September 5, 1997, including any amendment or reports filed for the purpose of updating such description;

      o     quarterly report on Form 10-Q for the quarter ended March 31, 2006;

      o     quarterly report on Form 10-Q for the quarter ended June 30, 2006;

      o quarterly report on Form 10-Q for the quarter ended September 30, 2006; and

      o amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2006;

      o     proxy   statement  on  Schedule  14A  for  the  annual   meeting  of
            stockholders dated December 19, 2006; and

      o Our current reports on Form 8-K filed on January 5, 2006, February 3, 2006, February 7, 2006, March 14, 2006, March 22, 2006, April 3,
            2006,  April 20, 2006,  May 4, 2006,  June 13, 2006,  June 20, 2006,
            July 25, 2006, August 28, 2006, September 25, 2006, October 4, 2006,
            October 11, 2006, October 18, 2006, and October 20, 2006.

      We will furnish to any person, including any beneficial owner, to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Thomas N. Konatich, Chief Financial Officer, 420 Lexington Avenue, Suite 408, New York, New York 10170, tel. (212) 672-9100.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The  following  table sets forth the  estimated  costs and expenses of the
sale  and   distribution  of  the  securities  being   registered,   other  than
underwriting discounts and commissions, all of which are being borne by us.

                                                                     Amount
                                                                 -------------
      SEC filing fee .....................................       $      176.82
      Printing Expenses ..................................       $    1,000.00
      Legal fees and expenses ............................       $   10,000.00
      Accounting fees and expenses .......................       $    5,000.00
      Miscellaneous ......................................       $      500.00
                                                                 -------------
                           Total .........................       $   16,676.82
                                                                 =============

      All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

Item 15. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article IX of the Registrant's Certificate of Incorporation and Article VII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

Item 16. Exhibits

Exhibit No.   Description
-----------   -----------

5.1           Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1          Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, SIGA Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on December 1, 2006.

                                           SIGA Technologies, Inc.


                                           By: /s/ Thomas N. Konatich
                                               ---------------------------------
                                               Name:  Thomas N. Konatich
                                               Title: Acting Chief Executive
                                                      Officer and Chief
                                                      Financial Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Thomas N. Konatich and Donald G. Drapkin his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or their substitute, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                          Date

                                Acting Chief Executive
                                Officer and Chief Financial
/s/ Thomas N. Konatich          Officer (Principal Financial
---------------------------     Officer and Principal
Thomas N. Konatich              Accounting Officer)            December 1, 2006

/s/ Donald G. Drapkin
---------------------------
Donald G. Drapkin               Chairman of the Board          November 20, 2006

/s/ James J. Antal
---------------------------
James J. Antal                  Director                       November 20, 2006

/s/ Bernard L. Kasten
---------------------------
Bernard L. Kasten, M.D.         Director                       November 22, 2006

 /s/ Judy S. Slotkin
---------------------------
Judy S. Slotkin                 Director                       November 21, 2006

/s/ Thomas E. Constance
---------------------------
Thomas E. Constance             Director                       November 20, 2006

/s/ Adnan M. Mjalli
---------------------------
Adnan M. Mjalli, Ph.D.          Director

/s/ Mehmet C. Oz
---------------------------
Mehmet C. Oz                    Director                       November 20, 2006

/s/ Eric A. Rose
---------------------------
Eric A. Rose                    Director

/s/ Paul G. Savas
---------------------------
Paul G. Savas                   Director                       November 22, 2006

/s/ Michael Weiner
---------------------------
Michael Weiner                  Director                       November 21, 2006

                                  EXHIBIT INDEX

Exhibit No.     Description                                                                              Page No.
-----------     -----------                                                                              --------
5.1             Opinion of Kramer Levin Naftalis & Frankel LLP.                                             25

23.1            Consent of PricewaterhouseCoopers LLP.                                                      27

23.2            Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion
                filed as Exhibit 5.1 hereto)                                                                25

24.1            Power of Attorney (included on the signature page of this Registration Statement)           22

-----------------------------------------------------------------------------------------------------------------